Exhibit 99.1

Archer Daniels Midland Company 4666 Faries Parkway Decatur, Ill. 62526

ADM Announces Retirements, Organizational Changes

DECATUR, Ill., March 6, 2012 – Archer Daniels Midland Company (NYSE: ADM) today announces the planned retirement of two executives as well as the reorganization of some of its business units.

Rice and Smith to Retire

Following a 36-year career at ADM, John Rice, vice chairman, has elected to retire. Prior to becoming vice chairman in 2010, Rice led ADM’s risk management efforts, and served as head of global origination, merchandising, processing and marketing across ADM’s major business lines.

“John has been an integral part of ADM’s growth,” said chairman and CEO Patricia Woertz. “He is acknowledged throughout our company and our industry as a leading expert in agricultural merchandising, and we are extremely grateful for the leadership and focus on results he has provided.”

David Smith, executive vice president, secretary and general counsel, has announced his intention to retire later this year, after 31 years with the company. The company has begun the search for a new general counsel.

“David has been a devoted leader and an exceptional counselor to our company. He has played a key role in building ADM into the great company it is today,” Woertz said. “John and David each have the deep gratitude and profound respect of our colleagues for their decades of service and leadership.”

Grimestad to Key Strategy Role; Wisener Joins Investor Relations

To further strengthen the link between ADM’s strategic planning and its shareholder value creation, Dwight Grimestad will assume a new role of vice president, Corporate Strategy, reporting to Woertz.

Joining ADM as vice president, Investor Relations, is Ruth Ann Wisener who previously held positions of senior director, Food Services Sales, and vice president, Investor Relations for Tyson Foods. Wisener will report to chief financial officer Ray Young.

“Dwight’s deep insight into our business and his keen focus on shareholder value will strengthen the development and execution of ADM’s corporate strategy,” said Woertz. “We welcome Ruth Ann to our team. We will benefit from her knowledge of our sector, her strong relationships among our investment community and her experience leading investor communications.”

Milling Business under Agricultural Services; Cocoa Business under Oilseeds

As part of its continued effort to streamline the organization and restructure work to drive greater efficiencies and effectiveness, the company is consolidating responsibility for smaller business operations into larger business units. Effective immediately, management of ADM’s cocoa processing business will become part of the company’s Oilseeds business unit; and responsibility for ADM’s wheat milling business will become part of the company’s Agricultural Services business unit. Previously, cocoa processing and wheat milling had been part of ADM’s reporting segment called Other.

Starting with ADM’s fiscal year 2012 fourth quarter, the financial results from cocoa will be reported as part of the Oilseeds segment, and wheat milling will be reported as part of the Agricultural Services segment. The Other reporting segment will remain and will include the results of businesses including ADM Investor Services as well as ADM’s captive insurance operation.

About Rice

John Rice joined ADM in 1976 as a tax accountant. From 1978 to 1993, he held positions in merchandising and merchandising management. In 1993, he was elected a vice president of the company, and subsequently served as president, North American Oilseeds and Food Oils; and senior vice president, Global Corn Processing, BioProducts and Food. In 2005, Rice was elected executive vice president, Global Marketing and Risk Management; and in 2007, he was named executive vice president, Commercial and Production. In this role, he had responsibility for global origination, merchandising, processing and marketing across ADM’s major business lines. In 2010, Rice was named vice chairman, Office of the Chairman, a newly created role designed to apply his expertise and mastery of ADM’s business to an expanded set of operational and strategic challenges including extracting value from existing assets and driving operational excellence. Rice graduated with a bachelor’s degree from the University of St. Thomas in St. Paul, Minn., and served on the board of directors of Wilmar International Limited and the supervisory board of Alfred C. Toepfer International.

About Smith

David Smith joined the ADM Law department in 1981, and was appointed assistant secretary in 1988. He was appointed assistant general counsel in 1995 and was named vice president, secretary and general counsel in 1997. In 2003, Smith was named executive vice president, secretary and general counsel. In addition to overseeing all worldwide legal affairs for the company, Smith also had responsibility for various administrative functions including Corporate Security and Services, Internal Audit, Aviation and the Office of Compliance and Ethics. Smith received a bachelor’s degree in business from Western Illinois University and a Juris Doctor from the John Marshall Law School. He is a member of the Illinois State Bar Association.

About Grimestad

Dwight Grimestad joined ADM in 2000 as vice president, Investor Relations. During his tenure with the company, Grimestad has strengthened ADM’s relationships with the financial community, increasing its understanding of ADM’s business model, strategies for growth and earnings potential. Prior to joining ADM, he developed investor relations programs for Rhodia, Rhone-Poulenc and Nalco Chemical. Grimestad received a Bachelor of Science degree in chemical engineering from Northwestern University and a Master of Business Administration degree from Harvard University.

About Wisener

Ruth Ann Wisener joins ADM from Tyson Foods where she served as vice president, Investor Relations and assistant secretary for the company. In 2011, she was recognized by Institutional Investor magazine as one of the top investor relations professionals in the food sector. She also has experience in litigation at Tyson Foods and as a private practice attorney in the state of Arkansas. Wisener received a Bachelor of Arts degree in political science from Hendrix College and a Juris Doctor degree from the University of Arkansas School of Law.

About ADM

For more than a century, the people of Archer Daniels Midland Company (NYSE: ADM) have transformed crops into products that serve vital needs. Today, 30,000 ADM employees around the globe convert oilseeds, corn, wheat and cocoa into products for food, animal feed, industrial and energy uses. With more than 265 processing plants, 400 crop procurement facilities, and the world’s premier crop transportation network, ADM helps connect the harvest to the home in more than 160 countries. For more information about ADM and its products, visit www.adm.com.

Archer Daniels Midland Company

Media Relations

Jessie McKinney

media@adm.com

217-424-5413